Exhibit 10.3
     *** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
LICENSE AND SETTLEMENT AGREEMENT
     THIS LICENSE AND SETTLEMENT AGREEMENT (this “Agreement”) dated as of April 8, 2009 (the “Effective Date”) is entered into between Medicis Pharmaceutical Corporation, a Delaware corporation with offices located at 7720 North Dobson Road, Scottsdale, Arizona 85256 (“Medicis”), and Perrigo Israel Pharmaceuticals Ltd., an Israeli Company with offices located at 29 Lehi Street, B’nai Brak 51200, Israel and Perrigo Company, a Michigan corporation with offices located at 515 Eastern Avenue, Allegan, MI 49010 (“collectively Perrigo”).
     WHEREAS, Medicis and Perrigo are parties to patent infringement litigation in the Action (as defined below);
     WHEREAS, Medicis and Perrigo seek to resolve the Action without further litigation;
     WHEREAS, Medicis is the owner of the Patent Rights (as defined below); and
     WHEREAS, Perrigo desires to receive a license under the Patent Rights and Medicis desires to grant to Perrigo a license under the Patent Rights, all on the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
          1. DEFINITIONS.
          1.1 “Action” means Medicis Pharmaceutical Corporation v. Perrigo Israel Pharmaceuticals, Ltd. and Perrigo Company, Civil Action No. 1:08-cv-0539-PLM in the United States District Court for the Western Division of Michigan (Southern Division).
          1.2 “Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with, such entity. An entity shall be regarded as in control of another entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any means whatsoever.
          1.3 “ANDA” means an Abbreviated New Drug Application and any supplements thereto.
          1.4 “Business Day” means any day other than a Saturday, Sunday or a day on which banks in Arizona are authorized or required by law to close.

          1.5 “Confidential Information” means all non-public materials, information and data concerning the disclosing party and its operations that is disclosed by the disclosing party to the receiving party pursuant to this Agreement, orally or in written, electronic or tangible form, or otherwise obtained by the receiving party through observation or examination of the disclosing party’s operations. Confidential Information includes, but is not limited to, information about the disclosing party’s financial condition and projections; business, marketing or strategic plans; sales information, customer lists; price lists; databases; trade secrets; product prototypes and designs; techniques, formulae, algorithms and other non-public process information. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such materials, information and data that, and only to the extent, the recipient can establish by written documentation: (a) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (b) is disclosed to the recipient free of confidentiality obligations by a Third Party who has the right to make such disclosure without obligations of confidentiality, (c) is or becomes part of the public domain through no fault of the recipient, or (d) the recipient can reasonably establish is independently developed by persons on behalf of recipient without the use of the information disclosed by the disclosing party.
          1.6 “Control” means with respect to any material, information, or intellectual property right, that a party (a) owns such material, information, or intellectual property right, or (b) has a license or right to use such material, information, or intellectual property right, in each case with the ability to grant to the other party access, a right to use, a license, or a sublicense (as applicable) to such material, information, or intellectual property right on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party.
          1.7 “FDA” means the United States Food and Drug Administration or any successor entity thereto.
          1.8 “Generic Equivalent” means, ***
          1.9 “Generic Product” means ***
          1.10 “Grantback Patents” means (a) *** (b) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clause (a) above or the patent applications that resulted in the patents described in clause (a) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto. As of the Effective Date, Perrigo represents that there are no Grantback Patents in existence.
          1.11 “Gross Profit” means, with respect to all Generic Products sold in a calendar quarter, the positive remainder, if any, that results from Net Sales of such Generic Products in the Territory minus the Manufacturing Costs of such Generic Products.
          1.12 “License Trigger” means the earliest of the following dates:
               (a) December 15, 2013;

               (b) ***
               (c) ***
               (d) ***
          1.13 “Manufacturing Costs” means (each of the following to be determined in accordance with GAAP applied in a manner consistent with past practices of Perrigo) (a) the delivered cost to Perrigo of a Generic Product for use or sale in the Territory provided that such Generic Product is provided pursuant to an arms-length and commercially reasonable agreement, or (b) where Perrigo is itself the manufacturer, the sum of Materials Costs *** incurred by Perrigo to produce such Generic Product for use or sale in the Territory. As used herein, “Materials Cost” means Perrigo’s procurement costs for (i) raw materials (both active and inactive ingredients), and (ii) packaging, labeling and storing materials, incurred in connection with the manufacture, testing, labeling, purchasing and distribution of such Generic Product; *** all as determined in accordance with the U.S. GAAP.
          1.14 “Net Sales” means, with respect to the Generic Product, the aggregate gross price of such Generic Products received by Perrigo, its Affiliates or sublicensees from unaffiliated retailers, distributors or other customers, less the sum of the following items (to the extent actually incurred or accrued and to the extent not already deducted in computing the total amount invoiced by Perrigo), all of which must directly relate to the sale and distribution of such Generic Products and be determined in accordance with GAAP applied in a manner consistent with past practices of Perrigo: (a) returns, credits, rebates, discounts, allowances, promotional payments, free goods, chargebacks and other price reduction programs customary to the trade or required by law, (b) sales, valued-added and other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind), (c) *** and (d) customs duties, surcharges and other governmental charges. Sales between or among Perrigo and its Affiliates shall not be included in Net Sales unless Perrigo or its Affiliates are the end user of the Generic Products.
          1.15 “Patent Rights” means (a) the patents and patent applications listed on Exhibit A to this Agreement, (b) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clause (a) above or the patent applications that resulted in the patents described in clause (a) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.
          1.16 “Patents-In-Suit” means ***.
          1.17 “Product” means any product for which the making, using, selling or importation is covered by one or more claims of the Patent Rights.
          1.18 “Territory” means the United States of America, its territories and possessions, including the Commonwealth of Puerto Rico.
          1.19 “Third Party” means any person or entity other than Medicis or Perrigo or their respective Affiliates.

          1.20 “Valid Claim” means ***
          1.21 “Vanos Products” means the Vanos products listed on Exhibit B, as such products are marketed and sold by Medicis as of the Effective Date in the Territory.
          1.22 “Vanos Product Patents” means (a) all patents and patent applications in the Territory Controlled by Perrigo or its Affiliates heretofore or hereafter that claim or cover a Vanos Product or the manufacture or use of a Vanos Product, (b) all divisions, continuations and continuations-in-part (solely to the extent directed to subject matter disclosed in a patent or patent application described in clause (a) above) that (i) claim priority to, or common priority with, the patent applications described in clause (a) above or the patent applications that resulted in the patents described in clause (a) above and (ii) claim or cover a Vanos Product or the manufacture or use of a Vanos Product, and (c) all patents that issue after the Effective Date from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto. ***
     2. LICENSES; RELEASES.
          2.1 License Grant for Generic Product.
               2.1.1 Effective only upon the occurrence of the License Trigger, Medicis hereby grants to Perrigo a non-exclusive, non-transferable (except as permitted in Section 8.6) license (without the right to grant sublicenses except to have Generic Products made on behalf of Perrigo) under the Patent Rights to make, have made, use, offer for sale, sell and import Generic Products inside the Territory.
               2.1.2 Until the occurrence of the License Trigger, neither Perrigo nor its Affiliates shall, and neither shall directly or indirectly encourage or assist any Third Party to, develop, make, use and/or commercialize any Generic Products in the Territory.
               2.1.3 Nothing in this Agreement shall be construed as creating an obligation, express or implied, on Medicis to supply any Generic Product to Perrigo. Perrigo shall be solely responsible for manufacturing, or having manufactured, its supply of Generic Product.
          2.2 ***
          2.3 Grantbacks.
               2.3.1 Perrigo and its Affiliates hereby grant to Medicis a perpetual, royalty-free, fully-paid up, non-transferable (except as provided in Section 8.5), non-exclusive license (with the right to grant sublicenses through multiple tiers) under the Grantback Patents to make, have made, use, offer for sale, sell and import Products in the Territory.
               2.3.2 Perrigo and its Affiliates hereby grant to Medicis a perpetual, royalty-free, fully-paid up, non-transferable (except as provided in Section 8.5), non-exclusive license (with the right to grant sublicenses through multiple tiers) under the Vanos Product Patents to make, have made, use, offer for sale, sell and import Vanos Products in the Territory.

          2.4 Validity of Patents-In-Suit.
               2.4.1 Perrigo, on behalf of itself and its Affiliates, hereby admits that the claims of the Patents-In-Suit are valid and enforceable. The foregoing admission regarding validity and enforceability shall be binding on Perrigo and its Affiliates and admissible against Perrigo and its Affiliates in any dispute or litigation between the parties regarding the Patents-In-Suit, and neither Perrigo nor its Affiliates will challenge any such admission.
               2.4.2 Perrigo, on behalf of itself and its Affiliates, hereby also admits that the making, using, offering to sell, selling, and/or importation into the Territory of Perrigo’s product that is to be sold pursuant to Perrigo’s ANDA #090256 (and any amendments thereto) is covered by one or more claims of the Patent Rights under 35 U.S.C. § 271. ***
               2.4.3 Perrigo shall not receive any ownership rights in the Patent Rights under this Agreement, and Medicis shall retain the sole right, to prepare, prosecute, maintain and enforce the Patent Rights.
          2.5 No Implied Licenses. Except as explicitly set forth in this Agreement, neither party grants to the other party under its patents or other intellectual property any license, express or implied. Perrigo shall not use Medicis’ name or any Medicis trademarks (including without limitation Vanos®) in connection with the marketing, promotion or sale of any products without the prior written consent of Medicis in each instance.
          2.6 Releases. In consideration of the mutual covenants herein and in the Joint Dismissal Agreement attached hereto as Exhibit C and incorporated herein by reference, and without limiting any remedies a party may have against the other party for a breach of this Agreement, Perrigo hereby releases and agrees to release Medicis and Medicis hereby releases and agrees to release Perrigo from all claims arising out of the Action. Upon the Effective Date, Perrigo and Medicis shall cause to be completed, executed and filed with the Court a stipulated dismissal with prejudice of the Action, in the form of the Joint Dismissal Agreement attached hereto as Exhibit C, and to seek entry of such order by the Court.
     3. FINANCIAL CONSIDERATIONS.
          3.1 Royalty.
               3.1.1 With respect to the Generic Products, and subject to the terms and conditions of this Agreement, commencing on the date Perrigo begins selling a Generic Product, within sixty (60) days following the end of each calendar quarter thereafter, Perrigo shall pay to Medicis *** of all Gross Profit for sales up to *** and *** of all Gross Profit for sales exceeding *** accrued during such calendar quarter and arising from Net Sales of such Generic Products during such quarter. If there are one or more Generic Equivalents, other than the Generic Product, being marketed, Perrigo shall pay to Medicis *** of all Gross Profit for sales up to *** and *** of all Gross Profit for sales exceeding *** accrued during such calendar quarter and arising from Net Sales of such Generic Products during such quarter. Medicis’ right to receive a share of the Gross Profit under this Section 3.1.1 shall expire upon ***

               3.1.2 Perrigo shall not (a) have any obligation to pay any amounts pursuant to Section 3.1.1, or (b) be subject to the restrictions under Section 2.1.2, in each case if there is no Valid Claim in the Territory at the time of sale of a Generic Product.
               3.1.3 Each payment made under this Section 3.1 shall be accompanied by a written report stating the number and description of all Generic Products sold in the Territory during the relevant calendar quarter; a detailed breakdown of the Manufacturing Costs associated therewith; the calculation of Net Sales thereon, including without limitation the amount of any deduction provided for in the definition of Net Sales; and the calculation of Gross Profits therefrom.
          3.2 Taxes. Perrigo shall be responsible for, and may withhold from payments made to Medicis under this Agreement, any taxes required to be withheld by Perrigo under applicable law. Accordingly, if any such taxes are levied on such payments due hereunder (“Withholding Taxes”), Perrigo shall (i) deduct the Withholding Taxes from the payment amount, (ii) pay all applicable Withholding Taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to Medicis within sixty (60) days following that tax payment.
          3.3 Audit Rights. On no less than fourteen (14) business days notice from Medicis, Perrigo shall make all such records, books of account, information and data concerning (a) its sales of Generic Products pursuant to this Agreement; (b) its manufacture of any Generic Products, and (iii) to the extent in its possession, the manufacture of Generic Products on behalf of Perrigo by its Third Party contract manufacturer, in each case available for inspection during normal business hours by an independent auditor selected by Medicis and reasonably acceptable to Perrigo for the purpose of an audit to determine the accuracy of the reports delivered and amounts paid by Perrigo pursuant to Section 3.1; provided that Medicis may not request such inspection more than once in any calendar year unless a discrepancy has been identified by Medicis. Medicis shall be solely responsible for its costs in making any such audit, unless Medicis identifies a discrepancy in favor of Perrigo in the calculation of the share of Gross Profit paid to Medicis under this Agreement in any calendar year from those properly payable for that calendar year of five percent (5%) or greater, in which event Perrigo shall be solely responsible for the reasonable cost of such audit and pay Medicis any underpayment.
     4. TERM AND TERMINATION.
          4.1 Term. Subject to Section 4.2, this Agreement shall expire on the expiration of the later to occur of (a) the date when there are no Valid Claims in the Territory, and (b) the expiration of all payment obligations of Perrigo to Medicis hereunder.
          4.2 Termination for Cause. Either party may terminate this Agreement upon or after the material breach of any material provision of this Agreement by the other party if the other party has not cured such breach within thirty (30) days after receipt of express written notice thereof by the non-breaching party.
          4.3 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 2.2, 2.3, 2.4, 2.6, 3.3 (until expiration of the three (3) year period set forth therein), 4.3, 5, 7 and 8 shall survive the expiration or termination of this Agreement.
     5. CONFIDENTIALITY.
          5.1 Confidentiality. Until the last to expire of this Agreement, the Joint Development Agreement, and for a period of five (5) years following the expiration or earlier termination hereof or thereof, except with respect to any Confidential Information constituting a trade secret in which case the receiving party’s obligation continues in perpetuity, provided such receiving party has been informed as to the status of such Confidential Information as a trade secret, each party shall maintain in confidence all Confidential Information disclosed by the other party, and shall not use, grant the use of or disclose to any Third Party the Confidential Information of the other party other than as expressly permitted hereby. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.
          5.2 Permitted Disclosures. Either party may disclose Confidential Information of the disclosing party (a) on a need-to-know basis, to such party’s directors, officers and employees to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement, and (b) to those agents and consultants, and contract manufacturers who need to know such information to accomplish the purposes of this Agreement (collectively, “Permitted Recipients”); provided such Permitted Recipients are bound to maintain such Confidential Information in confidence at least to the same extent as set forth in Section 5.1.
          5.3 Litigation and Governmental Disclosure. Each party may disclose Confidential Information of the other party to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, complying with a court order or applicable law, governmental regulations or investigation, provided that if a party is required by law or regulation to make any such disclosure of the other party’s Confidential Information it will give reasonable advance notice to the other party of such disclosure requirement and will use good faith efforts to assist such other party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.
          5.4 Limitation of Disclosure. The parties agree that, except as otherwise may be required by applicable laws, regulations, rules or orders, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission, or any regulations of any national securities exchange, and except as may be authorized in Section 5.5, no information concerning this Agreement and the transactions contemplated herein shall be made public by either party without the prior written consent of the other.
          5.5 Publicity. Neither party shall make any publicity releases, interviews or other non-confidential dissemination of information concerning this Agreement or its terms, or either party’s performance hereunder, to communication media, financial analysts or others without the prior written approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in this Agreement, the parties understand and agree that either party, may, if so required, disclose some or all of the information included in this Agreement or other Confidential Information of the other party (a) in order to comply with its obligations under the law, including the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934; (b) in order to comply with the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or New York Stock Exchange or other similar laws of a governmental authority; (c) to respond to an inquiry of a governmental authority or regulatory authority as required by law; or (d) in a judicial, administrative or arbitration proceeding. In any such event the party making such disclosure shall (i) provide the other party with as much advance notice as reasonably practicable of the required disclosure, (ii) cooperate with the other party in any attempt to prevent or limit the disclosure, and (iii) limit any disclosure to the specific purpose at issue. In connection with any filing of a copy of this Agreement with the Securities and Exchange Commission, the filing party shall endeavor to obtain confidential treatment of economic and trade secret information, and shall keep the other party informed as the planned filing (including, but not limited to providing the other party with the proposed filing reasonably in advance of making the planned filing) and consider the requests of the other party regarding such confidential treatment.
          5.6 Legal Compliance. Notwithstanding anything to the contrary in this Agreement, the parties shall submit this Agreement, the Joint Development Agreement and the Joint Dismissal Agreement (collectively “the Settlement Documents”) to the appropriate personnel at the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) as soon as practicable after the Effective Date. To the extent that any legal or regulatory issues or barriers arise with respect to the Agreement, or any subpart thereof, the parties shall *** to modify the Agreement to address any such legal or regulatory issues (including for example any objections by the FTC or DOJ) while maintaining the material terms of the transaction. Should the FTC or DOJ, as the case may be, object to any such modifications, the parties agree to continue to *** modify, as many times as necessary, the Agreement as required above in this section. ***
     6. REPRESENTATIONS AND WARRANTIES.
          6.1 Representations. Each party hereby represents and warrants to the other party that (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
          6.2 Compliance with Law. Perrigo shall comply with all applicable laws and regulations with respect to obtaining regulatory approval for the sale of Generic Products and its manufacture, sale and commercialization of Generic Products.
          6.3 Disclaimer of Warranties. Except for those warranties set forth in Section 6.1, neither party makes any warranty, written, oral, express or implied, with respect to this Agreement. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR

A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY BOTH PARTIES.
          6.4 Limitation of Liability. WITH THE EXCEPTION OF DAMAGES RESULTING FROM A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT OR ITS OBLIGATIONS UNDER SECTION 7, OR A BEACH BY PERRIGO OF SECTIONS 2.1.2 OR 2.4, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR LOSS OF USE OR PROFITS OR OTHER COLLATERAL, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, WHETHER SUCH CLAIMS ARE FOUNDED IN TORT OR CONTRACT.
          6.5 Equitable Relief. The parties acknowledge and agree that their respective obligations and undertakings under this Agreement are reasonable and necessary to protect their legitimate interests, that neither party would have entered into this Agreement in the absence of such provisions, and that a party’s breach or threatened breach or failure to comply with this Agreement shall cause the other party significant and irreparable harm, the amount of which shall be extremely difficult to estimate and ascertain, and for which money damages shall not be adequate. The parties further acknowledge and agree that either party shall have the right to apply to any court of competent jurisdiction for an injunction order restraining any breach or threatened breach of this Agreement and specifically enforcing the terms and provisions of this Agreement, without the necessity of posting any bond or security, in addition to seeking any other remedy available to such party in law or equity.
     7. INDEMNIFICATION.
          7.1 Perrigo Indemnification. Perrigo shall indemnify, defend and hold harmless Medicis, its directors, managers, members, officers, employees, authorized subcontractors and agents (collectively the “Medicis Indemnified Parties”) from and against any and all liabilities, obligations, penalties, judgments, disbursements of any kind and nature, losses, damages, costs and expenses (including, without limitation, reasonable attorney’s fees and costs) (collectively, “Losses”) incurred as a result of any claims, demands, actions or other proceedings by a Third Party against an Indemnified Party to the extent arising out of (a) Perrigo’s manufacture or sale of any Generic Product pursuant to this Agreement; or (b) Perrigo’s breach of any representation, warranty or covenant under this Agreement, except to the extent that such Losses arise out of Medicis’ breach of any representation, warranty or covenant under this Agreement.
          7.2 Medicis Indemnification. Medicis shall indemnify, defend and hold harmless Perrigo, its directors, managers, members, officers, employees, authorized subcontractors and agents (collectively the “Perrigo Indemnified Parties”) from and against any and all Losses incurred as a result of any claims, demands, actions or other proceedings by a Third Party against an Indemnified Party to the extent arising out of Medicis’ breach of any representation, warranty or covenant under this Agreement, except to the extent that such Losses arise out of Perrigo’s breach of any representation, warranty or covenant under this Agreement.
          7.3 Obligations. A party which intends to claim indemnification under this Section 7 (the “Indemnified Party”) shall promptly notify the other party (the “Indemnifying

Party”) in writing of any claim, demand, action, or other proceeding in respect of which the Indemnified Party intends to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall permit the Indemnifying Party, at its discretion, to settle any such action, claim or other matter. Notwithstanding the foregoing, the Indemnifying Party shall not enter into any settlement that would adversely affect the Indemnified Party’s rights hereunder, or impose any obligations on the Indemnified Party in addition to those set forth herein, in order for it to exercise such rights, without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation and defense of any claim, demand, action, or other proceeding covered by the indemnification obligations of this Section 7. The Indemnified Party shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.
     8. GENERAL PROVISIONS.
          8.1 Notices. All notices hereunder shall be delivered by facsimile (confirmed by overnight delivery), or by overnight delivery with a reputable overnight delivery service, to the following address of the respective parties:
If to Medicis:	Medicis Pharmaceutical Corporation 7720 North Dobson Road Scottsdale, Arizona 85256 Attn: Chief Executive Officer Facsimile: 480-291-5175

with a copy to:	Medicis Pharmaceutical Corporation 7720 North Dobson Road Scottsdale, Arizona 85256 Attn: General Counsel Facsimile: 480-291-8508

If to Perrigo:	Perrigo Company 515 Eastern Avenue Allegan, Michigan 49010 Attn: Chief Executive Officer Facsimile: 269-673-1386

With a copy to:	Perrigo Company 515 Eastern Avenue Allegan, Michigan 49010 Attn: General Counsel Facsimile: 269-673-1386

     Notices shall be effective on the day of receipt. A party may change its address listed above by notice to the other party given in accordance with this Section 8.1.
          8.2 Entire Agreement. The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein. This Agreement shall be binding on each of Perrigo and Medicis and their respective permitted successors and assigns.
          8.3 Waiver. None of the provisions of this Agreement (including the Exhibits hereto) shall be considered waived by any party hereto unless such waiver is agreed to, in writing, by authorized agents of such party. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any party hereto.
          8.4 Obligations to Third Parties. Each party warrants and represents that this Agreement does not conflict with any contractual obligations, expressed or implied, undertaken with any Third Party.
          8.5 Assignment. Neither party shall assign this Agreement or any part hereof or any interest herein (whether by operation of law or otherwise) to any Third Party (or use any subcontractor) without the written approval of the other party; provided, however, that either party may assign this Agreement without such consent (i) to any Affiliate; and (ii) in the case of a merger, consolidation, change in control or sale of all or substantially all of the assets of the party relating to this Agreement and the resulting entity assumes all of the obligations under this Agreement. No assignment shall be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of its obligations hereunder. Any purported assignment in violation of this Section 8.5 shall be void.
          8.6 Independent Contractor. Perrigo and Medicis are acting under this Agreement as independent contractors and neither shall be considered an agent of, or joint venturer with, the other. Unless otherwise provided herein to the contrary, each party shall furnish all expertise, labor, supervision, machining and equipment necessary for the performance of its obligations hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities.
          8.7 Governing Law. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of Arizona, without regard to the principles of conflicts of laws.
          8.8 Severability. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.
          8.9 Headings, Interpretation. The headings used in this Agreement are for convenience only and are not part of this Agreement.
          8.10 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          8.12 No Prejudice. If at any time this Agreement is rendered null and void with respect to the Territory or any portion thereof, or if either of Perrigo or Medicis cannot fulfill its obligations with respect to this Agreement, it is the intent of the Parties that neither Party will be in any way prejudiced with respect to its claims, causes of action, defenses and counterclaims in the Action in such jurisdiction or otherwise and, except as provided herein or therein, no consent judgment, order or dismissal entered by either Party pursuant to this Agreement in the Territory or portion thereof, as applicable, will be deemed an admission on the part of such Party.
[Remainder of this page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives effective as of the Effective Date.

PERRIGO COMPANY		MEDICIS PHARMACEUTICAL CORPORATION

By:		By:

	Name:		Name:

	Title:		Title:

PERRIGO ISRAEL PHARMACEUTICALS LTD.

By:

Name:

Title:

EXHIBIT A
Patent Rights
***

A-1

EXHIBIT B
Products

PRODUCT	NDC
Vanos (fluocinonide cream 1%) 30g	99207-0525-30
Vanos (fluocinonide cream 1%) 60g	99207-0525-60
Vanos (fluocinonide cream 1%) 120g	99207-0525-10

B-1

EXHIBIT C
Joint Dismissal Agreement
IN THE UNITED STATES DISTRICT COURT
FOR THE WESTERN DISTRICT OF MICHIGAN

MEDICIS PHARMACEUTICAL CORPORATION, Plaintiff, v. PERRIGO ISRAEL PHARMACEUTICALS, LTD. and PERRIGO COMPANY, Defendants.	) ) ) ) ) ) ) ) ) ) ) ) ) )	Civil Action No. 1:08-cv-0539-PLM Hon. Paul L. Maloney
UNOPPOSED MOTION FOR ENTRY OF CONSENT JUDGMENT AND
PERMANENT INJUNCTION AS TO PERRIGO ISRAEL PHARMACEUTICALS LTD.
AND PERRIGO COMPANY
          Plaintiff Medicis Pharmaceutical Corporation (“Medicis”) and Defendants Perrigo Israel Pharmaceuticals, Ltd. and Perrigo Company (collectively, “Perrigo”) having met, conferred, and agreed to resolve their dispute upon execution of a separate Settlement Agreement (“Settlement Agreement”), Medicis respectfully moves for entry of the executed Consent Judgment and Permanent Injunction submitted herewith. Perrigo does not oppose this motion.

Respectfully submitted,

Larry J. Murphy
Brian D. Wassom Honigman Miller Schwartz and Cohn LLP Attorneys for Plaintiff 2290 First National Building Detroit, MI 48226 Attorneys for Plaintiff Medicis Pharmaceutical Corporation

OF COUNSEL:
Matthew D. Powers
Weil, Gotshal, & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Telephone: (650) 802-3000
Facsimile: (650) 802-3100
Nicolas G. Barzoukas
Jason C. Abair
Weil, Gotshal, & Manges LLP
700 Louisiana, Suite 1600
Houston, TX 77002
Telephone: (713) 546-5000
Facsimile: (713) 224-9511
Dated:

IN THE UNITED STATES DISTRICT COURT
FOR THE WESTERN DISTRICT OF MICHIGAN

MEDICIS PHARMACEUTICAL	)
CORPORATION,	)
)
Plaintiff,	)
)
v.	)	Civil Action No. 1:08-cv-0539-PLM
)
PERRIGO ISRAEL	)	Hon. Paul L. Maloney
PHARMACEUTICALS, LTD. and	)
PERRIGO COMPANY,	)
)
Defendants.	)
)
)
CONSENT JUDGMENT AND PERMANENT INJUNCTION
AS TO PERRIGO ISRAEL PHARMACEUTICALS LTD. AND PERRIGO COMPANY
     This matter is before the Court on the unopposed motion of Plaintiff Medicis Pharmaceutical Corporation (“Medicis”) and Defendants Perrigo Israel Pharmaceuticals, Ltd. and Perrigo Company (collectively, “Perrigo”).
     WHEREAS, this Consent Judgment and Permanent Injunction as to Perrigo concerns only Medicis’s claims against Perrigo, and Perrigo’s counterclaims against Medicis in this Civil Action No. 1:08-cv-0539-PLM (referred to herein as the “Litigation”).
     WHEREAS, Medicis requests that this Consent Judgment and Permanent Injunction as to Perrigo be entered in the above-captioned case, and Perrigo does not oppose Medicis’s request.
     WHEREAS, Medicis owns United States Patent No. 6,765,001 (the “’001 patent”) and United States Patent No. 7,220,424 (the “’424 patent”).

     WHEREAS, Medicis has an approved New Drug Application No. 21-758 for fluocinonide cream 0.1%, which is sold Under Medicis’s trademark Vanos®.
     WHEREAS, Perrigo Company submitted Abbreviated New Drug Application No. 090256 (“ANDA No. 90-256”) to the FDA under 21 U.S.C. § 355(j) seeking to obtain approval to commercially manufacture and sell generic fluocinonide cream 0.1%.
     WHEREAS, in the Litigation, Medicis alleged that Perrigo infringed the claims of the ’001 and ’424 patents under 35 U.S.C. § 271(e)(2) by Perrigo Company’s submission of ANDA No. 90-256 to the FDA.
     WHEREAS, in this Litigation, Medicis requested that a permanent injunction be issued under 35 U.S.C. § 271(e) restraining or enjoining Perrigo, its officers, agents, or attorneys and employees, and those acting in privity or in concert with them, from engaging in the commercial manufacture, use, offer to sell, or sale within the United States, or importation into the United States, of any therapeutic composition, or method of use covered by the ’001 and ’424 patents for the full term thereof, and from inducing or contributing to such activities.
     WHEREAS, Medicis and Perrigo have reached an agreement to finally settle the Litigation as set forth in this Consent Judgment and Permanent Injunction as to Perrigo, and a separate Settlement Agreement (“Settlement Agreement”) which is contemporaneously and separately being executed.
     WHEREAS, final settlement of the Litigation serves the public interest by saving judicial resources and avoiding the risks to each of Medicis and Perrigo associated with infringement.
     WHEREAS, final settlement of the Litigation will help Medicis and Perrigo avoid the substantial uncertainty and risks involved with prolonged litigation.

     WHEREAS, final settlement of this Litigation will permit Medicis and Perrigo to save litigation costs, as well as adhere to the judicially recognized mandate that encourages the settlement of litigation whenever possible.
     WHEREAS, Medicis and Perrigo each consent to personal jurisdiction in the Western District of Michigan for purposes of enforcing the Settlement Agreement.
     IT IS HEREBY ORDERED, DECREED, and ADJUDGED as follows:
     1. The Court has jurisdiction over Medicis and Perrigo and the subject matter of this Litigation.
     2. Perrigo acknowledges Medicis’s ownership and standing to sue for infringement of the ’424 patent.
     3. Perrigo acknowledges that the ’424 patent is valid and enforceable, as described more fully in the Settlement Agreement.
     4. Pursuant to 35 U.S.C. § 271(e)(4)(A), the effective date of any Food and Drug Administration approval of ANDA No. 90-256 will be a date not earlier than the License Trigger, as defined in the Settlement Agreement.
     5. Perrigo acknowledges that it has infringed the ’424 patent under 35 U.S.C. § 271(e)(2) and that Medicis did not authorize the manufacture, use, sale, offer for sale, importation and distribution of the product described in ANDA No. 90-256.
     6. Perrigo and its affiliates are permanently enjoined as of the date hereof from infringing the ’424 patent by the manufacture, use, offer to sell, sale, importation, or distribution of any current products, or future products having the same strength and dosage form of the current Vanos® products, that are the subject of ANDA No. 90-256 that is not pursuant to a license granted by Medicis, and from inducing others to infringe the ’424 patent by inducing others to manufacture, use, offer to sell, sale, import, or distribute any current products, or future products having the same strength and dosage form of the current Vanos® products, that are the subject of ANDA No. 90-256 and that is not pursuant to a license granted by Medicis.
     7. All claims and counterclaims in this Litigation are hereby dismissed without prejudice.
     8. The parties are hereby ordered to comply with the terms of the Settlement Agreement.
     9. Each party shall bear its own costs and attorneys’ fees.
    10. This Court shall retain jurisdiction over Perrigo and Medicis for the purpose of enforcing the terms of this Consent Judgment and Permanent Injunction and over any matters related to or arising from the interpretation or enforcement of the Settlement Agreement or any legal or equitable claim concerning the Settlement Agreement by any third party.
IT IS SO ORDERED, DECREED AND ADJUDGED this ___ day of April, 2009 by:

The Honorable Paul L. Maloney United States District Judge